EXHIBIT 2.4

                            STOCK PURCHASE AGREEMENT

                            DATED AS OF JULY 15, 1997

                                  BY AND AMONG

                      INNOVATIVE VALVE TECHNOLOGIES, INC.,

                                       AND

                     INDUSTRIAL CONTROLS & EQUIPMENT, INC.,

                          VALVE ACTUATION & REPAIR CO.,

                            RICKCO ACQUISITION, INC.,

                   BAS TECHNICAL EMPLOYMENT PLACEMENT COMPANY

                                       AND

                           SYNERGISTIC PARTNERS, INC.

                                       AND

                          THE STOCKHOLDERS NAMED HEREIN

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                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into effective the 15th day of July, 1997, by and among INNOVATIVE VALVE TECHNOLOGIES, INC. ("INVATEC"), a Delaware corporation, SYNERGISTIC PARTNERS, INC., a Pennsylvania corporation, ("Synergistic Partners"), SYNERGISTIC ENTERPRISES, INC., a Delaware corporation ("Synergistic Enterprises"), THOMAS SANTACROCE, an individual ("Mr. Santacroce"), (Synergistic Enterprises and Mr. Santacroce being sometimes hereinafter referred to collectively as the "Stockholders" and individually as a "Stockholder"), INDUSTRIAL CONTROLS & EQUIPMENT, INC., a Pennsylvania corporation ("ICE"), VALVE ACTUATION & REPAIR CO., a West Virginia corporation ("VARCO"), RICKCO ACQUISITION, INC., a West Virginia corporation d/b/a BAS Technical Services ("BTS"), and BAS TECHNICAL EMPLOYMENT PLACEMENT COMPANY, a West Virginia corporation ("BTEP") (ICE, VARCO, BTS and BTEP being hereinafter referred to individually and collectively as the "Company"). INVATEC, Synergistic Partners, Stockholders and the Company are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."

                              PRELIMINARY STATEMENT

        WHEREAS, (a) Synergistic Enterprises is the legal and beneficial owner and holder of (i) two thousand (2,000) shares of the Common Stock of ICE, (ii) one hundred (100) shares of the Common Stock of VARCO, (iii) five hundred (500) shares of the Common Stock of BTS, and (iv) seventy-five (75) shares of the Common Stock of BTEP, and (b) Mr. Santacroce is the legal and beneficial owner and holder of twenty-five (25) shares of the Common Stock of BTEP (collectively, the "Subject Shares"), the Subject Shares constituting all of the issued and outstanding common stock of the Company; and

        WHEREAS, INVATEC desires to acquire from Stockholders, and Stockholders desire to sell to INVATEC, all of the Subject Shares, on the terms and conditions and for the consideration set forth in this Agreement (the "Acquisition"), which Acquisition will be consummated substantially concurrently with a public offering of shares of common stock of INVATEC; and

        WHEREAS, the Parties understand that INVATEC may enter into other agreements similar to this Agreement (the "Other Agreements") for the acquisition by INVATEC of other entities (collectively, the "Other Acquired Businesses," and each of those entities, individually, an "Other Acquired Business"), which Other Agreements will be among those entities and their equity owners, INVATEC and subsidiaries of INVATEC; and

        WHEREAS, the respective boards of directors of INVATEC, Synergistic Partners, Synergistic Enterprises and the Company, and the sole shareholder of Synergistic Enterprises, have approved and adopted this Agreement;

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               NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the Parties hereby agree as follows:

               Paragraph 1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this Paragraph
1. Capitalized terms used in this Agreement and not defined below in this Paragraph 1 have the meanings assigned to them in the Preliminary Statement or
Article IX of the Standard Provisions, as the case may be.

                "ACCOUNTING FIRM" means KPMG Peat Marwick LLP, in Pittsburgh, Pennsylvania.

               "ACQUIRED BUSINESS" means the business conducted by the Company.

                "ACQUISITION CONSIDERATION" has the meaning specified in Paragraph 2.

                "CANON CONSULTING AGREEMENT" means the Consulting and Noncompetition Agreement to be entered into as of the IPO Closing Date between INVATEC and Mr. Canon in the form attached hereto as Exhibit A.

               "CEILING AMOUNT" means, (i) for Synergistic Enterprises, an amount equal to the aggregate of (a) the amount of the Acquisition Consideration, as same may be adjusted after Closing pursuant to Paragraph 5, plus (b) the net Intercompany Indebtedness as of the IPO Pricing Date paid by the Company under Paragraph 2D, or minus (c) the Net Stockholder Indebtedness paid to the Company under Paragraph 2D, and
        (ii) for Mr. Santacroce, an amount equal to the amount of the Acquisition Consideration, as same may be adjusted after Closing pursuant to Paragraph 5.

               "CHARLESTON FACILITY LEASE AMENDMENT" means the lease amendment contemplated by Paragraph 6(E).

               "CLOSING" has the meaning specified in Paragraph 3.

               "CLOSING DATE" means the IPO Pricing Date or such other date as to which INVATEC and the Stockholders may agree.

               "CLOSING MEMORANDUM" means the form of closing memorandum to be prepared by INVATEC for the Closing under this Agreement in which are included the forms of Santacroce Employment Agreement, Canon Consulting Agreement, Computer System Lease, Lawrence Facility Sublease, Charleston Facility Lease Amendment, Confidentiality and Non-Competition Agreements, Guaranty of Performance, certificates of officers, opinions of counsel and certain other documents to be delivered at the Closing as provided in Article V, each of which shall be in the form attached hereto as an Exhibit or, if not so attached, in the form mutually agreed upon by the parties thereto.

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                "COMPANY" has the meaning specified in the preamble of this
        Agreement.

                "COMPANY CAPITAL STOCK" means (i) the Common Stock, par value $1.00 per share, of ICE, (ii) the Common Stock, par value $1.00 per share, of VARCO, (iii) the Common Stock, par value $100.00 per share, of BTS, and (iv) the Common Stock, par value $10.00 per share, of BTEP.

                "COMPUTER SYSTEM LEASE" means the lease contemplated by Paragraph 6(F).

                "CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS" means the Confidentiality and Non-Competition Agreements to be entered into as of the IPO Closing Date between (a) the Company and Synergistic Partners, in the form thereof attached hereto as Exhibit B-1, (b) the Company and Synergistic Enterprises, in the form thereof attached hereto as Exhibit B-2, and (c) the Company and Dennis Petronko, in the form thereof attached hereto as Exhibit B- 3.

                "COUNSEL FOR THE COMPANY AND THE STOCKHOLDERS" means Houston Harbaugh, a Professional Corporation of Pittsburgh, Pennsylvania.

                "COUNSEL FOR INVATEC" means Boyer, Ewing & Harris Incorporated of Houston, Texas.

               "CURRENT BALANCE SHEET" means the combined balance sheet of the Company as of March 31, 1997.

               "CURRENT BALANCE SHEET DATE" means March 31, 1997.

                "DISCLOSURE STATEMENT" means the written statement executed by the Company and each of the Stockholders and delivered to INVATEC prior to the execution and delivery of this Agreement by INVATEC in which either (a) exceptions are taken to any of certain of the representations and warranties made by the Company, Synergistic Partners and the Stockholders herein or (b) it is confirmed that no exception is taken to that representation and warranty.

                "EBITDA" means the Company's combined earnings before interest, income taxes, depreciation, amortization and extraordinary items, as determined in accordance with GAAP at the time EBITDA is to be determined; provided, however, that EBITDA is to be calculated only with respect to the business lines engaged in by the Company immediately prior to the IPO Closing Date to the extent it is generated by the Acquired Business, as it exists as of the Effective Time, notwithstanding the fact that the Company may, after the Acquisition, from time to time in the future, be modified or changed through the addition of other businesses through merger, reorganization, restructuring or otherwise.

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               "EFFECTIVE DATE" means the IPO Closing Date.

               "EFFECTIVE TIME" has the meaning specified in Paragraph 2.

               "GUARANTY OF PERFORMANCE" means the Guaranty of Performance to be executed and delivered as of the IPO Closing Date by Synergistic Partners, in the form thereof attached hereto as Exhibit C.

               "INDEBTEDNESS" means all items, except for items of capital stock, surplus, general contingency, Intercompany Indebtedness or deferred tax liabilities, which in accordance with GAAP would be included on the liability side of the balance sheet of the Company at such time other than accounts payable, accrued expenses and other trade payables. The Indebtedness of the Company at the Current Balance Sheet Date is $1,950,987, determined as provided in Schedule I hereto.

               "INITIAL FINANCIAL STATEMENTS" means (a) the combined balance sheets of the Company as of September 30, 1995 and 1996 and the related combined statements of operations and retained earnings for each of the Company's fiscal years in the three-year period ended September 30, 1996, and (b) the Current Balance Sheet and the related combined statements of operations for the six (6) months ended on the Current Balance Sheet Date, which the Company has delivered to INVATEC. The Company's financial statements for the six-month period ended March 31, 1997, and the one-year periods ended September 30, 1995 and September 30, 1996, are attached hereto as Exhibit D.

               "INTERCOMPANY INDEBTEDNESS" means indebtedness of the Company to Synergistic Partners or any of its partially or wholly-owned subsidiaries (other than any Entity comprising the Company), which is to be paid contemporaneously with the Acquisition Consideration pursuant to Paragraph 2(D). As of the Current Balance Sheet Date, the net Intercompany Indebtedness is $1,987,594, determined as provided in
        Schedule II hereto.

               "LAWRENCE FACILITY SUBLEASE" means the sublease contemplated by Paragraph 6(G).

               "NET STOCKHOLDER INDEBTEDNESS" has the meaning specified in Paragraph 2.

               "ORDINARY COURSE OF BUSINESS" means the ordinary course of the Company's business consistent with past customs and practice (including with respect to quantity and frequency).

               "PRO RATA SHARE" of a Stockholder means: 99.968% in the case of Synergistic Enterprises, and .032% in the case of Mr. Santacroce.

               "RESPONSIBLE OFFICER" means (i) Mr. Canon for ICE, (ii) Mr. Canon for VARCO, (iii) Dennis A. Petronko for BTS, (iv) Mr. Santacroce for BTEP, (v) Mr. Canon for Synergistic Enterprises, and (vi) Mr. Canon for Synergistic Partners.

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               "SANTACROCE EMPLOYMENT AGREEMENT" means the Employment Agreement to be entered into as of the IPO Closing Date between INVATEC and Mr. Santacroce, in the form thereof attached hereto as Exhibit E.

               "THRESHOLD AMOUNT" means two percent (2%) of the Ceiling Amount as same may be adjusted after Closing pursuant to Paragraph 5.

               "UNIFORM PROVISIONS" has the meaning specified in Paragraph 4.

               "WORKING CAPITAL" means the current assets minus the current liabilities of the Company, determined in accordance with GAAP, excluding outstanding Indebtedness and Intercompany Indebtedness (calculated as provided in Schedule III attached hereto). The Working Capital of the Company at the Current Balance Sheet Date is $2,469,291, determined as provided in Schedule III attached hereto.

               Paragraph 2. STOCK PURCHASE. (A) Subject to the terms and conditions hereof, on the IPO Closing Date, the Stockholders collectively will sell, assign and transfer to INVATEC, and INVATEC will purchase and acquire from the Stockholders collectively, all the outstanding Company Capital Stock.

               (B) DELIVERY, EXCHANGE AND PAYMENT. On the IPO Closing Date, each Stockholder, as the holder of certificates representing all the outstanding Company Capital Stock he or it owns, will, on surrender of those certificates to INVATEC (or any agent that may be appointed by INVATEC for purposes of this Paragraph 2(B)), receive, subject to the provisions of this Paragraph 2, as payment for that Company Capital Stock, his or its Pro Rata Share of an amount of cash or other immediately available funds (the "Acquisition Consideration") equal to (i) Five Million Two Hundred Fifty Thousand and No/100 Dollars ($5,250,000.00), minus (ii) the aggregate amount of (a) the Company's outstanding Indebtedness as of the IPO Pricing Date, plus (b) the outstanding net Intercompany Indebtedness as of the IPO Pricing Date. The time of such surrender and receipt is the "Effective Time." Schedule IV attached hereto sets forth the Acquisition Consideration which would have been paid if the Effective Time had occurred on the Current Balance Sheet Date.

               (C) DELIVERY OF STOCK CERTIFICATES, ETC. Each Stockholder will deliver, and Synergistic Partners will cause Synergistic Enterprises to deliver, to INVATEC (or any agent that may be appointed by INVATEC for purposes of this Paragraph 2(C)), on or before the IPO Closing Date, the certificates representing all the Company Capital Stock owned by that Stockholder, duly endorsed in blank, or accompanied by stock powers in blank duly executed by that Stockholder, and with all necessary transfer tax and other revenue stamps, acquired at that Person's expense, affixed and canceled. Each Stockholder shall cure, and Synergistic Partners will cause Synergistic Enterprises to cure, any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock delivered by such Stockholder.

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               (D) INTERCOMPANY INDEBTEDNESS; DEBTS OF STOCKHOLDERS.
Contemporaneously with the payment of the Acquisition Consideration, but subject to the limitation set forth below, INVATEC shall cause the Company to pay all Intercompany Indebtedness, and each Stockholder shall repay, and Synergistic Partners and Synergistic Enterprises shall cause each of their Affiliates (other than any Entity comprising the Company) to repay, to the Company any indebtedness owed by such Stockholder or any such Affiliate to the Company. Synergistic Partners shall act as agent for all holders of Intercompany Indebtedness and for each Stockholder and Affiliate of a Stockholder in connection with the payments to be made under this Paragraph 2(D), and shall, as applicable, receive in trust from the Company an amount equal to the net Intercompany Indebtedness, or pay to the Company the amount by which the indebtedness to the Company exceeds the Intercompany Indebtedness (the "Net Stockholder Indebtedness"), provided that the net Intercompany Indebtedness payable by the Company shall not exceed $5,250,000 minus the outstanding Indebtedness. Synergistic Partners hereby indemnifies, defends and holds harmless INVATEC and the Company, without regard to the Threshold Amount, with respect to any claims by any Affiliate of Synergistic Partners relating to or arising out of payments received by Synergistic Partners under this Paragraph 2(D).

               Paragraph 3. THE CLOSING AND CERTAIN IPO CLOSING DATE ACTIONS.
(A) On or before the IPO Pricing Date, the Parties will take all actions necessary, and Synergistic Partners will take all actions necessary to cause Synergistic Enterprises, to (i) effect the Stock Purchase, (ii) verify the existence and ownership of the certificates evidencing Company Capital Stock to be transferred to INVATEC at the Effective Time, and (iii) satisfy the document delivery requirements on which the obligations of the Parties to effect the Stock Purchase and the other transactions contemplated hereby are conditioned by the provisions of Article V (except for those actions which are not required to be completed until the IPO Closing Date) (all those actions collectively being the "Closing"). The Closing will take place at the offices of Boyer, Ewing & Harris Incorporated, Nine Greenway Plaza, Suite 3100, Houston, Texas 77046 at 10:00 a.m., local time, or at such later time on the Closing Date as INVATEC shall specify by written notice to Stockholders. The actions taken at the Closing will not include the delivery of the Subject Shares to INVATEC or the payment of the Acquisition Consideration to the Stockholders. Instead, on the IPO Closing Date, the Subject Shares will be surrendered in exchange for the Acquisition Consideration (which shall be paid by wire transfer pursuant to instructions delivered to INVATEC by the Stockholders prior to Closing or, in the absence of such instructions, an INVATEC company check), and all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date, including execution of the Santacroce Employment Agreement, the Canon Consulting Agreement, the Computer System Lease, the Lawrence Facility Sublease, the Charleston Facility Lease Amendment, the Confidentiality and Non-Competition Agreements, and the Guaranty of Performance shall be completed.

               Paragraph 4. INCORPORATION OF UNIFORM PROVISIONS. The Uniform Provisions for Business Combinations attached hereto as Annex 1 (the "Uniform Provisions"), hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein, subject to the following revisions:

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               (A) The Table of Contents of the Uniform Provisions is hereby amended by deleting therefrom all references to "and Newco".

               (B) The first sentence of Section 1.03 is hereby amended by inserting at the beginning thereof the phrase "Except as set forth in
        Section 1.03 of the Disclosure Statement,".

               (C) Subsection 2.03(c)(ii) is hereby amended by inserting at the beginning thereof the phrase "Except as set forth in Section 2.03 of the Disclosure Statement,".

               (D) Subsection 2.14(a)(ii) is hereby amended by inserting at the beginning thereof the phrase "Except as set forth in Section 2.14 of the Disclosure Statement,".

               (E) Article III, Article IV, Article V, Section 7.03 and Section
        10.04 are hereby amended by deleting therefrom the phrases "each of INVATEC and Newco", "Either of INVATEC or Newco", "INVATEC and Newco" and "INVATEC or Newco", and substituting therefor the word "INVATEC".

               (F) The first paragraph of Article III is hereby amended by deleting therefrom the phrase "jointly and severally."

               (G) Subsections 3.04(b) and 3.04(c) are hereby deleted in their entirety.

               (H) Section 4.10 is hereby amended by deleting the words "prior to" from the last line thereof, and substituting therefor the words "as of".

               (I) Section 5.02 is hereby amended by adding a subsection (b) thereto as follows:

               (b) The obligations of the Company and the Stockholders with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of (i) all the conditions set forth in Section 5.01(b), if any, and (ii) the condition that all the representations and warranties of INVATEC in Article III shall be true and correct as of the IPO Closing Date as though made on that date.

               (J) Section 5.03(a)(B)(1) of the Uniform Provisions is hereby amended to read in its entirety as follows:

               (1) Officer's Certificates for the Company, Synergistic Partners and Synergistic Enterprises, signed by a Responsible Officer, respecting (i) the truth, completeness and accuracy as of the IPO Pricing Date of the representations and warranties of the Stockholders, Synergistic Partners and the Company in Articles I and II, (ii) compliance with the covenants of the Stockholders, Synergistic

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               Partners and the Company in Article IV, and (iii) aggregate revenues for the period beginning May 1, 1997, and ending on the IPO Pricing Date, in material conformity with the budgets and projections for such period attached hereto as Schedule V (provided that the Officer's Certificates for Synergistic Partners and Synergistic Enterprises shall be limited, with respect to clauses (i) and (ii) above, to the representations, warranties and covenants of Synergistic Partners, the Company and Synergistic Enterprises);

               (K) Section 5.02(B)(4) of the Uniform Provisions is hereby amended to read in its entirety as follows:

               (4) (i) the Santacroce Employment Agreement duly executed and delivered by INVATEC, (ii) the Canon Consulting Agreement duly executed and delivered by INVATEC, (iii) Computer System Lease, duly executed and delivered by the Company, (iv) Lawrence Facility Sublease, duly executed and delivered by ICE, (v) Charleston Facility Lease Amendment, duly executed and delivered by BAS, and (vi) the Confidentiality and Non-Competition Agreements, duly executed and delivered by INVATEC, all of which shall be substantially in the forms thereof attached as exhibits to this Agreement or as exhibits to the Closing Memorandum.

               (L) Section 5.03(a)(B)(3) is hereby amended by deleting therefrom all references to "of the Company," and substituting therefor "of each Company, of Synergistic Enterprises and of Synergistic Partners".

               (M) Section 5.03(a)(B)(5) of the Uniform Provisions is hereby amended to read in its entirety as follows:

               (5) From (i) each officer and director of each Company a notice of resignation, (ii) Mr. Santacroce, the Santacroce Employment Agreement, duly executed and delivered by Mr. Santacroce, (iii) Mr. Canon, the Canon Consulting Agreement, duly executed and delivered by Mr. Canon, (iv) Synergistic Partners, the Computer System Lease, duly executed and delivered by Synergistic Partners, (v) Synergistic Partners, the Lawrence Facility Sublease, duly executed and delivered by Synergistic Partners and Buckanon Enterprises, (vi) BAS Enterprises, LLC, the Charleston Facility Lease Amendment, duly executed and delivered by BAS Enterprises, LLC, (vii) Synergistic Partners, the Confidentiality and Non-Competition Agreements, duly executed and delivered by Synergistic Partners, Synergistic Enterprises and Dennis Petronko, as applicable, and (vii)

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               Synergistic Partners, the Guaranty of Performance duly executed and delivered by Synergistic Partners, all of which shall be in the forms attached as exhibits to this Agreement or to the Closing Memorandum; and

               (N) Section 6.04 of the Uniform Provisions is hereby deleted in its entirety, and substituted therefor is the following:

               Section 6.04. TERMINATION OF GUARANTEES; PAYMENTS TO CERTAIN THIRD PARTIES. As of the date of execution hereof:

               A. CITY NATIONAL BANK OF CHARLESTON. BTS is indebted to The City National Bank of Charleston pursuant to the terms of a $200,000 revolving line of credit note and a $34,000 term promissory note secured by the assets of BTS, repayment of which has been guarantied by Synergistic Partners. Through the Effective Time, Synergistic Partners, Synergistic Enterprises and BTS will (i) administer these loans in the Ordinary Course of Business, (ii) cause same to be renewed, extended or refinanced, as necessary, and (iii) use and allow BTS to use the proceeds of these loans solely in the Ordinary Course of Business of BTS. INVATEC will cause Synergistic Partners to be released from its guaranty of this Indebtedness as of the Effective Time. There is no penalty or finance charge associated with prepayment of the line of credit; however, any finance charge or prepayment penalty payable in connection with the term loan shall be paid by Synergistic Partners.

               B. WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY. VARCO is indebted to West Virginia Economic Development Authority ("WVEDA") pursuant to the terms of a negotiable promissory note secured by (i) certain fixtures and equipment of VARCO, and (ii) a letter of credit issued at the request of Synergistic Partners by Integra Bank/South or any other lender in favor of WVEDA. INVATEC will cause WVEDA to release the letter of credit of Synergistic Partners securing the Indebtedness to WVEDA as of the Effective Time. There is no penalty or finance charge associated with prepayment of the Indebtedness to WVEDA.

               C. INTEGRA BANK/SOUTH. Synergistic Partners, Equipment & Controls, Inc. ("ECI"), Electronic Instruments & Controls, Inc. ("EIC"), ICE, VARCO and Field Foam Incorporated are indebted to Integra Bank/South ("Integra") pursuant to the terms of the existing revolving credit facility note, secured in part by assets of the Company (such

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               facility, and any successor or replacement facility, being hereinafter referred to as the "SPI Affiliate Revolving Credit Facility"). In addition, ECI and EIC are indebted to Integra pursuant to the terms of a $300,000 term loan secured by a pledge of their assets, repayment of which has been guarantied by, among others, ICE and VARCO (such term loan, and any additional, successor or replacement term loans, being hereinafter referred to collectively as the "Integra Term Loan"). Through the Effective Time, Synergistic Partners and Synergistic Enterprises will (i) administer these loans in the Ordinary Course of Business, (ii) cause same to be renewed, extended or refinanced, as necessary, and (iii) use and allow the borrowers under the SPI Affiliate Revolving Credit Facility to use the proceeds thereof solely in the Ordinary Course of Business. As of the Current Balance Sheet Date, there is Indebtedness under the SPI Affiliate Revolving Credit Facility attributable to the operations of (i) ICE in the amount of $1,046,643, and (ii) VARCO in the amount of $177,936 (such amounts, together with any amounts incurred by ICE or VARCO in the Ordinary Course of Business, either as additional term debt or under the SPI Affiliate Revolving Credit Facility, through the Effective Time being hereinafter referred to collectively as the "Integra-Company Debt"). As of the Effective Time, (i) the Company will pay the Integra-Company Debt, and (ii) Synergistic Partners and Synergistic Enterprises will cause the Company to be released from any and all guaranties, and the assets of the Company to be released from any security interest or encumbrance securing payment of, (a) the Integra-Company Debt, and (b) the SPI Affiliate Revolving Credit Facility. Any finance charge or prepayment penalty payable in connection with the SPI Affiliate Revolving Credit Facility or the Integra-Company Debt shall be paid by Synergistic Partners. In addition, to the extent that any letters of credit have been issued or are issued prior to the Effective Time in the Ordinary Course of Business, solely for the benefit of operations of the Company, the Company will replace such letters of credit, provided that such letters of credit are designated by Synergistic Partners or Synergistic Enterprises in writing as promptly as practicable, and at least ten (10) business days prior to the Effective Time.

               D. BAS LEASE; MCCOY PROMISSORY NOTE AND CONSULTANT AGREEMENT. Synergistic Partners has guaranteed the performance of BAS under a Lease Agreement dated August 7, 1996, executed by BAS Enterprises, L.L.C., as landlord, and BAS, as Tenant, covering the premises located at 117 1st Avenue, South Charleston, West Virginia 25303. _Synergistic Partners has guaranteed the performance of BAS

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
               under (i) a Promissory Note dated August 27, 1996, payable to Becky McCoy in the original principal amount of $75,000, and (ii) a Consultant Agreement dated August 27, 1996, executed by BAS, as Employer, and Becky McCoy, as Consultant. INVATEC will use its reasonable efforts (including substitution of its own guaranty) to ensure that as of the Effective Time, or within 90 days after the Effective Time, these three guaranties are terminated; provided, however, that (i) if Synergistic Partners arranges for the termination of such guaranties as of the Effective Time, solely by INVATEC substituting its own guaranties, on substantially the same terms as the existing guaranties, then INVATEC will execute and deliver such substitute guaranties as of the Effective Time, and (ii) if INVATEC is unable to effect the termination of any of these guaranties, INVATEC will indemnify and hold harmless Synergistic Partners from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys' fees) that Synergistic Partners may sustain, suffer or incur, that result from or arise out of these guaranties, or the obligations of BAS under the Lease Agreement, the Promissory Note or the Consultant Agreement.

               E. John Canon. As of the Effective Time, the Company will pay to John Canon the then unpaid balance of the indebtedness owing to him and reflected in the "Long-Term Debt" on the Current Balance Sheet as a "Note to Stockholder," provided that all payments due and owing to Mr. Canon through the Effective Time are made prior to the Effective Time.

               (F) Synergistic Partners and Synergistic Enterprises hereby covenant, represent and warrant that except as described above in this Section 6.04, as of the Effective Time the Company will not be liable for, nor will the assets of the Company be pledged to secure payment of, any Indebtedness for borrowed money, nor any obligations or Indebtedness of SPI or any of its Affiliates.

               (O) Article VI of the Uniform Provisions is hereby amended by adding thereto the following Section, which will be and read in its entirety as follows:

               Section 6.07. STOCK OPTIONS BASED ON EBITDA. Subject to the consummation of the Acquisition, in the event that the Company achieves combined EBITDA of One Million Dollars ($1,000,000) for the twelve (12) month period beginning on the first day of the first full calendar month following the IPO Closing Date, then INVATEC will grant an option to Synergistic Enterprises or its designees to purchase forty thousand (40,000) unregistered shares of INVATEC Common Stock at the IPO Price (as the number of shares and price per share may be adjusted after the IPO Closing Date to reflect stock splits, stock dividends, share exchanges upon merger and similar capital changes), pursuant to the terms of a Stock Option Agreement in a form to be mutually agreed upon by Synergistic Enterprises and INVATEC prior to the Closing Date and attached to the Closing Memorandum. Such options will expire if they are not exercised on or before the expiration of seven (7) years after the IPO Closing Date. INVATEC will provide to officers of Synergistic Enterprises and to the attorneys and certified public accountants of Synergistic Enterprises reasonable access to the books and records of the Company in order to allow them to verify the calculation of EBITDA for this twelve (12) month period.

               (P) Section 7.05 of the Uniform Provisions is hereby deleted in its entirety.

               (Q) Article VIII of the Uniform Provisions is hereby deleted in its entirety. In lieu thereof, the Stockholders, Synergistic Partners, John Canon and Dennis Petronko have agreed to execute as of the Effective Time the Santacroce Employment Agreement, the Confidentiality and Noncompetition Agreements and the Canon Consulting Agreement, which the parties agree are a material and substantial part of the transactions contemplated hereby.

               (R) The second sentence of Section 10.01(a) of the Uniform Provisions is hereby amended by adding to the end thereof the following ", or (iv) is Confidential Information as of the Effective Time with respect to both the Company and one of the wholly-owned or partially owned subsidiaries of Synergistic Partners."

               (S) The penultimate sentence of Section 10.01(a) of the Uniform Provisions is hereby amended by deleting therefrom the reference to "this Section 11.01," and substituting therefor a reference to "this
        Section 10.01".

               (T) Section 10.01(c) of the Uniform Provisions is hereby amended by adding to the end thereof a sentence which reads as follows:
        "Notwithstanding any provision hereof to the contrary, the restrictions of this Article 10.01 shall terminate and be of no further force or effect with respect to the Confidential Information of the Company and the Company Subsidiaries if this Agreement is terminated without consummation of the Acquisition."

               (U) Section 10.03 of the Uniform Provisions is hereby amended by deleting therefrom the phrase "of the Stockholders" and substituting therefor the phrase "and successors of the Stockholders and Synergistic Partners".

               (V) Section 10.11 of the Uniform Provisions is hereby amended by inserting at the beginning thereof the phrase "Subject to the limitations on Damage Claims and Indemnification set forth in Sections
        6.06 and 7.06 hereof, and in Paragraph 9,"

               (W) Section 10.13 is hereby amended by deleting therefrom the date "December 31, 1997," and substituting therefor the date "November 15, 1997."

               (X) Section 11.01(b)(i) of the Uniform Provisions is hereby amended by adding to the end thereof "(INVATEC hereby agrees to give prompt notice to Company of any such termination of the Underwriting Agreement)"

               (Y) Section 11.02 of the Uniform Provisions is hereby amended by adding to the end thereof "Notwithstanding the foregoing or any provision of the Agreement or these Uniform Provisions to the contrary, INVATEC shall reimburse the Stockholders for one-half of their out-of-pocket costs and expenses reasonably incurred by them in pursuing the Acquisition, up to an aggregate maximum of Twenty-Five Thousand Dollars ($25,000), in the event of (i) a termination by Stockholders under Section 11.01(a)(ii), or (ii) a termination under Section 11.01(b).

               Paragraph 5. POST-CLOSING ADJUSTMENT TO PURCHASE PRICE. Within forty-five (45) days after the Closing Date, Synergistic Enterprises and Synergistic Partners shall deliver to INVATEC an unaudited balance sheet and income statement of the Acquired Business, prepared as of the Closing Date (the "Post-Closing Financial Statements"), which shall be true, complete and correct in all respects and prepared in accordance with generally accepted accounting principles, consistently applied, and certified as true, complete and correct by Synergistic Enterprises and Synergistic Partners. These Post-Closing Financial Statements shall become final and binding on the Parties on the 15th day following receipt thereof by INVATEC unless INVATEC furnishes written notice of INVATEC's disagreement ("Notice of Disagreement") to Synergistic Enterprises prior to such date. Any Notice of Disagreement shall specify in detail the nature of any disagreement so asserted. If a Notice of Disagreement is sent by INVATEC to Synergistic Enterprises in accordance with this Paragraph 5, then the Post-Closing Financial Statements shall become final and binding upon the Parties on the earlier to occur of: (i) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 10-day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 10-day period (or such longer period of time as the Parties may agree upon in writing), the Parties have not reached agreement on such matters, the matters which remain in dispute, together with copies of this Agreement, the Post-Closing Financial Statements, and the Notice of Disagreement, shall be submitted, within five (5) days following the expiration of such 10-day period (or any agreed upon extension thereof), to the Accounting Firm for review and resolution. All proceedings conducted by the Accounting Firm shall be conducted at the offices of the Accounting Firm in Pittsburgh, Pennsylvania. The Accounting Firm shall render a decision resolving the matters in dispute as soon as practicable following the date of the submission to the Accounting Firm. The cost of any proceeding (including the fees of the Accounting Firm but excluding the fees and disbursements of each Party's independent auditors and counsel) pursuant to this Paragraph 5 shall be borne one-half by INVATEC and one-half, jointly and severally, by Synergistic Enterprises and Synergistic Partners. The fees and disbursements of Stockholders' and Synergistic Partners' independent auditors and counsel incurred in connection with this Paragraph 5 shall be borne by Stockholders and Synergistic Partners, and the fees and disbursements of INVATEC's independent auditors and counsel incurred in connection with this Paragraph 5 shall be borne by INVATEC. The final determination as described in the procedures set forth hereinabove shall constitute the "Final Post-Closing Financial Statements." Synergistic Enterprises and Synergistic Partners hereby agree, jointly and severally, to pay to INVATEC within five business days of delivery of the Final Post-Closing Financial Statements to INVATEC and to Stockholders, an aggregate amount equal to the amount, if any, by which Two Million Four Hundred Sixty-Nine Thousand Two Hundred Ninety-One Dollars ($2,469,291) exceeds the Working Capital of the Company, as set forth in the Final Post-Closing Financial Statements. Conversely, INVATEC hereby agrees to pay to each Stockholder, within five business days of delivery of the Final Post-Closing Financial Statements to INVATEC and to Stockholders, an amount equal to his or its Pro Rata Share of the amount, if any, by which the Working Capital of the Company exceeds Two Million Four Hundred Sixty-Nine Thousand Two Hundred Ninety-One Dollars ($2,469,291), as set forth in the Final Post-Closing Financial Statements. Determinations hereunder shall be consistent with the methodology reflected in Schedules I, II, III and IV.

               Paragraph 6. COOPERATION DURING TRANSITION. The Parties (other than Santacroce) hereby agree as follows, and further agree to incorporate the following terms, and such other terms as the Parties find mutually agreeable, into such agreements as the Parties may agree upon:

               (A) CONSOLIDATED SUPPLY AGREEMENTS. The Parties acknowledge and agree that historically the Company and/or certain Affiliates of Synergistic Partners have acted as "consolidated suppliers" of various products and services relating to the Acquired Business. Certain of these agreements have been executed by the Company on behalf of the "consolidated group," and certain other agreements have been executed by Affiliates on behalf of the "consolidated group." In the past, each Entity providing a product or service under a consolidated supply arrangement has received all revenues attributable to the products or services provided by it, the amount of such revenues being equal to the price charged to the customer for such products or services. If such Entity was not a party to the consolidated supply agreement, it nevertheless received these revenues on a "pass-through" basis, without deduction or charge by the Entity executing the agreement with the customer. In the event of receipt of only partial payment under a consolidated supply arrangement, the payment shall be divided pro rata (based on allocable gross revenues billed) among the members of the consolidated group, if none of them is at fault; however, if the partial payment is due or allegedly due to the fault of any member of the consolidated group, such member shall bear the consequences of any failure to pay in full, as well as the responsibility to cure any related customer complaints. The Parties acknowledge and agree that it is in their best interests, and they hereby agree, to continue to perform the existing contracts in the manner in which same have historically been performed, and to distribute revenue among the consolidated supply Entities as it has historically been distributed. In addition, the Parties agree that where feasible, they will proceed promptly and in good faith after the Effective Time in executing new agreements with the parties to the existing supply agreements in order to clarify the rights and responsibilities of the Company and the Affiliates with respect thereto, and to otherwise continue the existing arrangement for so long as delivery of products and services under the existing "consolidated group" supply agreements continues.

        As of the Effective Time, the three (3) employees currently working in the consolidated supply department will be transferred to the payroll of VARCO. VARCO will operate the consolidated supply department, and the Parties will cooperate, and cause their Affiliates to cooperate, with one another in good faith, to support all consolidated supply agreements for the mutual benefit of the Parties and their Affiliates. Synergistic Partners will pay VARCO $7,000 per month for its services in operating the consolidated supply department.

               (B) VARCO FIELD SERVICES GROUP. There are currently three (3) technicians on the Company's payroll who perform the vast majority of their services on behalf of VARCO. As of the Effective Time, these three (3) technicians will be transferred to the payroll of an Affiliate of Synergistic Partners; however, Synergistic Partners and Synergistic Enterprises hereby jointly and severally covenant and agree that for the two (2) year period following the Effective Time, (i) they will cause this Affiliate to lease these three (3) technicians, or their successors (provided such successors are fully trained, similarly experienced field service technicians), and cause them to be available as needed to the Company as needed at a rate equal to the pro rata portion of the salaries and other direct out-of-pocket costs of such technicians allocable to the work performed for the Company (which pro rata portion shall be based on the gross revenues generated by such technicians for the Company versus those generated for Synergistic Partners and its Affiliates), and (ii) they will, and they will cause their Affiliates to, direct to the Company all work of the types previously directed to these employees by Synergistic Partners and its Affiliates, which the Company shall perform and bill on its own behalf, retaining all revenues and profits generated thereby, and (iii) they will, and they will cause their Affiliates to, use reasonable efforts to cause these three
(3) technicians to assist as reasonably required in the training of the replacements of these three (3) technicians prior to the end of this two (2) year period.

               (C) PERSONNEL. The Parties acknowledge and agree that the Company will need to hire certain administrative and accounting personnel who are currently employed by Synergistic Partners or its Affiliates, and who the Parties shall mutually identify in the Closing Memorandum, in order to service the operations of the Company. Synergistic Partners hereby agrees to provide reasonable assistance to the Company with respect to this process, and further agrees, that it will not, and that it will not permit any of its Affiliates, without the prior written consent of the INVATEC, for a period of at least eighteen (18) months after the Effective Time, to call on any employee of the Company with a purpose or intent of attracting that person from the employ of the Company .

               (D) ONGOING COOPERATIOn. The Parties hereby acknowledge and agree that the Company has previously been operated as an integrated part of the ongoing business of Synergistic Partners and its Affiliates. Synergistic Partners and Synergistic Enterprises hereby agree that they will, and that they will cause their Affiliates to, cooperate with the Company after the Effective Time in converting accounting, employee benefit plan, administrative, human resources and other service systems, to independent service systems operated by and for the benefit of the Company. Further, Synergistic Partners and Synergistic Enterprises agree that they will, and they will cause their Affiliates to, provide to the Company and its agents, accountants, attorneys and employees, access to the properties, books and records. financial, tax, operating data and other information relating to the business and properties of the Company and the Acquired Business as INVATEC or the Company may from time to time reasonably request for a period of at least three (3) years following the Effective Time, or until the applicable statute of limitations has run with respect to any income tax issues which may arise. Similarly, INVATEC agrees that it will, and it will cause its Affiliates to, provide to Synergistic Partners and its agents, accountants, attorneys and employees, access to the properties, books and records, financial, tax, operating data and other information relating to the business and properties of the Company and the Acquired Business for the period ending at the Effective Time as Synergistic Partners may from time to time reasonably request for a period of at least three (3) years following the Effective Time, or until the applicable statute of limitations has run with respect to any income tax issues which may arise.

               (E) CHARLESTON FACILITY LEASE AMENDMENT. On the Closing Date but effective as of the Effective Time, Synergistic Partners will cause the lease for the Company's Charleston facility to be amended to (i) lease (for a period coterminous with the rest of the lease and the renewal options hereinafter described) certain additional parking space for $650 per month through the end of the original lease, commencing upon completion of construction of that space, and (ii) provide the Company with two (2) renewal options of five (5) years each with respect to the Charleston facility and the additional parking space contemplated above at fair market rates (with a methodology for determining same if the parties thereto are unable to agree) and on such other terms and conditions as the parties to the lease may agree .

               (F) COMPUTER SYSTEM LEASE. Synergistic Partners now owns the software and hardware (exclusive of the terminals owned by the Company) used in the operation of the Company's integrated accounting and reporting system. On the Closing Date but effective as of the Effective Time, Synergistic Partners and the Company will enter into a computer lease whereby Synergistic Partners makes available to the Company, on a nonexclusive basis, the continued use of such system by providing access to and use of all system hardware and software and by providing all maintenance, service and support, and upgrades incident to such hardware and software, Synergistic Partners shall also provide assistance to INVATEC in converting its data to the system, training to Company personnel in the use of the system, and assistance to the Company in converting its data to another system upon termination of the lease. The lease will provide for a payment to Synergistic Partners of $5,000 per month and will continue for a period of three (3) years after the Effective Time unless sooner terminated upon thirty (30) days notice by the Company. The Parties recognize that use of the system will provide each of them with access to the other's confidential information. With respect to the confidential information of INVATEC and the Company, the provisions of Section 10.01 of the Uniform Provisions shall apply, and with respect to the confidential information of Synergistic Partners and its Affiliates, INVATEC and the Company shall keep confidential all such information and not disclose such information, subject to the same provisions contained in
Section 10.01, substituting "INVATEC and the Company" for "Stockholder," and "Synergistic Partners and its Affiliates" for "INVATEC," and with such other changes as may be necessary to give effect to the intent of this provision.

               (G) LAWRENCE FACILITY SUBLEASE. On the Closing Date but effective as of the Effective Time, Synergistic Partners shall enter into a sublease of its 108 Commerce Boulevard office space for a term coterminous with the Company's lease of the balance of that building. Under the sublease, the Company will lease one-half of the space currently occupied by Synergistic Partners (Suite E3) for one year for $1550 per month and shall have the option to lease the entire space thereafter for $3083 per month, in each case plus taxes, utilities, insurance and other costs imposed on the lessee under the lease. Synergistic Partners will provide the landlord's consent to the sublease upon execution thereof.

        The payments among the Parties and their Affiliates as contemplated in this Paragraph 6 are outlined on Schedule VI attached hereto.

        Paragraph 7. NOTICES. For purposes of Section 10.06, notices shall be addressed to the Stockholders and the Company, as follows:

               (A) if to a Stockholder, addressed to it or him as follows:

                             Synergistic Enterprises
                         c/o Synergistic Partners, Inc.
                                 P.O. Box 12895
                         Pittsburgh, Pennsylvania 15241
                          Attn: Mr. Dennis A. Petronko

                              Mr. Thomas Santacroce
                           Synergistic Partners, Inc.
                                 P.O. Box 12709
                              Pittsburgh, PA 15241
        with copies (which shall not constitute notice for purposes of this Agreement) to:

                                Houston Harbaugh
                        Two Chatham Center, Twelfth Floor
                       Pittsburgh, Pennsylvania 15219-3463
                             Fax No.: (412) 281-4499
                             Attn: Ms. Susan Rockman

               Paragraph 8. REPRESENTATIONS, WARRANTIES, COVENANTS, RELEASE AND GUARANTY OF SYNERGISTIC PARTNERS. In order to induce INVATEC to enter into the Transaction Documents and consummate the Acquisition, Synergistic Partners hereby represents and warrants to INVATEC that (i) all of the representations and warranties of Synergistic Enterprises in Articles I and II of the Uniform Provisions are true, complete and correct, and (ii) all of the representations and warranties in Articles I and II of the Uniform Provisions are true, complete and correct, as to Synergistic Partners, as if Synergistic Partners were a "Stockholder" thereunder (except to the extent the context makes them inapplicable, if any). Synergistic Partners further hereby agrees to comply with and be bound as a Stockholder under, and to cause Synergistic Enterprises to comply with, the terms of Articles IV, VI, VIII, IX and X of the Uniform Provisions. Synergistic Partners also hereby unconditionally releases and forever discharges, effective as of and forever after the Effective Time, to the fullest extent permitted by applicable law, the Released Parties from any and all Pre-Acquisition Claims (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS OR WILLFUL, WANTON MISCONDUCT) against the Company, or any of them, that arises out of or is based on any Pre-Acquisition Matters, as contemplated in Section 10.12 of the Uniform Provisions. Synergistic Enterprises and Synergistic Partners hereby agree that they shall be jointly and severally liable for each and every respective obligation incurred by either or both of them hereunder; provided, however, that in no event shall their aggregate liability hereunder, and under the Guaranty of Performance executed in connection herewith, exceed an amount equal to the amount to which the liability of Synergistic Enterprises for Damage Claims and Indemnification is limited in Sections 6.06 and 7.06 of the Uniform Provisions.

               Paragraph 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF MR. SANTACROCE. Notwithstanding the foregoing or any provision of this Agreement or the Uniform Provisions to the contrary, it is hereby acknowledged and agreed that (i) except for the representations and warranties of Mr. Santacroce made by him in Article I of the Uniform Provisions, the representations, warranties, covenants and agreements of Mr. Santacroce, as a Stockholder, in the Uniform Provisions are made only with respect to BTEP, and (ii) Mr. Santacroce shall not be liable for any Damage Claims or any INVATEC Indemnified Losses other than those relating to BTEP. The provisions of this Paragraph 9 however, shall in no manner diminish or negate any liability Synergistic Partners or Synergistic Enterprises may have under this Agreement for actions taken by Mr. Santacroce as an officer, director or shareholder of either of them.

                Paragraph 10. MULTIPLE COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. For purposes of the Agreement and all documents, instruments and agreements executed in connection herewith, facsimile signatures shall be deemed to be original signatures. In addition, if any Party executes facsimile copies of this Agreement or any documents , instruments of agreements executed in connection, such copies shall be deemed originals.

               Paragraph 11. THIRD PARTY CONSENTS. Except for consents of lenders necessary to implement the provisions of Section 6.04 of the Uniform Provisions, as amended above, INVATEC agrees that the Company and the Stockholders need not obtain the consent of any party to the contracts described in Section 2.03 of Disclosure Statement prior to the Closing or as a condition of the consummation of the transaction on the IPO Closing Date. However, Synergistic Enterprises and Synergistic Partners shall cooperate with INVATEC in obtaining such consents after the Effective Time, or, to the extent the Company agrees that such consents are necessary and can be solicited prior to the Effective Time without adversely affecting its ongoing business relationships, prior to the Effective Time.

               Paragraph 12. SHORT PERIOD TAX RETURN._The Parties hereby agree that the short period tax returns for the Company through the Effective Time shall be prepared at the sole cost and expense of the Stockholders and Synergistic Partners, and shall be subject to review and comment by INVATEC and its certified public accountants for at least ten (10) days prior to filing.

               Paragraph 13. CANON FEE ON CERTAIN FUTURE ACQUISITIONS. INVATEC hereby agrees to pay John Canon, or his designees or assigns, a success fee upon the Closing of the acquisition of any of the following companies: (i) Burns Cascade (or affiliated Burns company) of Syracuse, New York, (ii) Lawrence-Angus Controls, Inc. of Syracuse, New York, (iii) VARCO New York, of Syracuse, New York, (iv) A. Blair Powell Company of Pittsburgh, Pennsylvania, or (v) Powell Process Technologies of Pittsburgh, Pennsylvania. The success fee shall be in an amount equal to one quarter of one percent (0.25%) of the purchase price of each such company, as reported on INVATEC's financial statements as of the closing of each such acquisition. Such success fee shall be paid in cash within ten (10) days after the closing of each such acquisition, and shall not be due or payable in the event that any such acquisition is not closed, regardless of how far such acquisition has progressed or the reason closing does not occur. Notwithstanding any provision hereof to the contrary, this compensation arrangement shall terminate and this Paragraph 13 shall be void and of no force and effect, thirty
(30) days after the date that the Canon Consulting Agreement expires or is terminated for any reason; provided, however, that termination of this arrangement shall not affect any fee earned by Mr. Canon through the date of termination.

               Paragraph 14. PARTIAL TERMINATION PLAN. Synergistic Partners acknowledges that the sale of the Subject Shares may result in a partial termination of the Synergistic Partners, Inc. Employee Stock Savings Plan (the "Plan"). For purposes of this Agreement, a partial termination shall be deemed to have occurred if the termination percentage of the Plan is equal to or greater than 20%. The termination percentage of the Plan shall be determined by dividing (a) the number of participants in the Plan whose employment with Synergistic Partners' controlled group of corporations is terminated as a result of the sale of the Subject Shares (the "Sale Terminees"), by (b) the total number of participants in the Plan as of the Effective Time, or as otherwise required by applicable law. If a partial termination occurs, Synergistic Partners agrees to take, and to cause the Trustees of the Plan to take, whatever action may be required under the terms of the Plan and under applicable law by reason of such partial termination (including the full vesting of the account balances of all the Sale Terminees under the Plan).

               IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                            INVATEC:

                                            INNOVATIVE VALVE TECHNOLOGIES, INC.

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            SYNERGISTIC PARTNERS:

                                            SYNERGISTIC PARTNERS, INC.

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            STOCKHOLDERS:

                                            SYNERGISTIC ENTERPRISES, INC.

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            ____________________________________
                                            THOMAS SANTACROCE

                                            THE COMPANY:

                                            INDUSTRIAL CONTROLS & EQUIPMENT, INC

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            VALVE ACTUATION & REPAIR CO.

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            RICKCO ACQUISITION INC.

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            BAS TECHNICAL EMPLOYMENT PLACEMENT
                                            COMPANY

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

               The undersigned, the spouse of Mr. Santacroce, joins in the execution hereof for the sole purposes of (i) confirming that she has no right, title or interest, legal or beneficial, in the shares of BTEP standing in the name of Mr. Santacroce, and (ii) consenting to the transfer of such shares to INVATEC pursuant to the Stock Purchase Agreement.

                                            By:_________________________________
                                            Name:_______________________________
                                                SPOUSE OF THOMAS SANTACROCE

Schedule I   - Indebtedness
Schedule II  - Intercompany Indebtedness
Schedule III - Working Capital Formula
Schedule IV  - Acquisition Consideration at March 31, 1997
Schedule V   - Budgets & Projections
Schedule VI  - Payments Under Paragraph 6

Exhibit A   - Canon Consulting Agreement
Exhibit B-1 - SPI Confidentiality and Noncompetition Agreement
Exhibit B-2 - SEI Confidentiality and Noncompetition Agreement
Exhibit B-3 - Petronko Confidentiality and Noncompetition Agreement
Exhibit C   - SPI Guaranty of Performance
Exhibit D   - Financial Statements
Exhibit E   - Santacroce Employment Agreement

                                   SCHEDULE I

                  CALCULATION OF INDEBTEDNESS AT MARCH 31, 1997


Short-Term Debt (Line of Credit)                                    $ 1,399,517

Current Portion of Long-Term Debt                                       162,349

Long-Term Debt                                                          389,121


                                                                    $ 1,950,987

                                   SCHEDULE II

         SCHEDULE OF NET INTERCOMPANY INDEBTEDNESS AS OF MARCH 31, 1997

Due to Equipment & Controls, Inc.                                   $ 3,226,938

Due from EIC                                                         (1,207,240)

Due from Lawrence - Angus Controls, Inc.                                (56,967)

Due to Synergistic Partners, Inc.                                        25,464

Due from Varco - New York                                                  (601)

                                                                     $ 1,987,594

                                  SCHEDULE III

                CALCULATION OF WORKING CAPITAL AT MARCH 31, 1997


Current Assets                                                      $ 3,671,833

Less:   Current Liabilities                                          (2,764,408)

Outstanding Current Indebtedness (1)                                  1,561,866

    WORKING CAPITAL                                                 $ 2,469,291


(1) Short-Term Debt (Line of Credit)                                $ 1,399,517

    Current Portion of Long-Term Debt                                   162,349


    TOTAL CURRENT INDEBTEDNESS                                      $ 1,561,866

                                   SCHEDULE IV

                   ACQUISITION CONSIDERATION AT MARCH 31, 1997

Total Consideration                                                 $ 5,250,000

Less: Indebtedness (a)                                               (1,950,987)

Less: Net Intercompany Indebtedness (b)                              (1,987,594)
                                                                 ---------------
Cash payable to Synergistic Enterprises                          $ 1,310,999.35

Cash payable to Thomas Santacroce                                        419.65


(a) Indebtedness to be assumed or repaid by INVATEC at Closing.

(b) Pursuant to Paragraph 2(D) of this Stock Purchase Agreement, the Company will pay this amount in cash to Synergistic Partners, as agent for all holders of Intercompany Indebtedness.

                                   SCHEDULE V

                   BUDGETS AND PROJECTIONS OF COMPANY REVENUES
                                 (IN THOUSANDS)

               May         June         July        August          September              October         November
            (Actual)
Revenues      1,193        1,203        1,208        1,239             1,268                 1,151            1,151

                                   SCHEDULE VI

                           PAYMENTS UNDER PARAGRAPH 6

Payments to the Company relative to consolidated supply                 $ 7,000
Payments by the Company for the expansion of the Lawrence facility (a)   (1,550)
Payments by the Company for the computer lease                           (5,000)
Payments by the Company for the parking lot rent (BAS) (b)                 (650)
                                                                       ---------
                                                                       $   (200)

(a)     Pursuant to Section 6(G), such payment may increase to $3,083 per month

(b) Pursuant to Section 6(E), such payment will be payable upon the commencement of use of the new parking lot.

                                    EXHIBIT A

                     CONSULTING AND NONCOMPETITION AGREEMENT

    This Consulting and Noncompetition Agreement dated as of ______________, 1997, is entered into by and between Innovative Valve Technologies, Inc., a Delaware corporation ("Invatec") and J. John Canon, an individual residing in the State of Pennsylvania ("Consultant").

                                   WITNESSETH:

    WHEREAS, Consultant is an officer, director and/or employee of Synergistic Partners, Inc. ("SPI"), and one or more of its subsidiaries Industrial Controls and Equipment, Inc. ("ICE"), Valve Actuation & Repair Co. ("VARC"), RICKCO Acquisition, Inc. ("BTS"), and BAS Technical Employment Placement Company ("BTEP")(ICE, VARC, BTS and BETP are hereinafter collectively referred to as the "Companies");

    WHEREAS, as a result of such positions, Consultant has substantial knowledge and experience and valuable contacts in the businesses operated by the Companies; and

    WHEREAS, Invatec has entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") providing for the purchase of all the outstanding stock of the Companies and has requested Consultant, and Consultant has agreed, to provide Invatec with the benefit of his substantial knowledge and experience, to use his contacts to advance the successful development of the businesses of the Companies and Invatec and not to engage in certain competitive activities during and for a period of time after the term of this Agreement;

    NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Invatec and Consultant hereby agree as follows:

    1. TERM. Invatec hereby engages the Consultant for a period beginning on the date of execution of this Agreement and ending two years thereafter. The Consultant accepts such engagement and agrees to perform the services specified herein, all upon the terms and conditions hereinafter stated.

    2. DUTIES. During the term of this Agreement, Consultant agrees to make himself available to Invatec to perform such reasonable duties, consistent with the knowledge and experience of Consultant, as are from time to time assigned to the Consultant by the President of Invatec or any designee of the President (collectively the "Management"). Such duties shall include, but not be limited to, advising Management regarding the successful operation of the businesses of Invatec and making all suggestions and recommendations which he feels will be of benefit to Invatec; strategic planning for the development of the businesses of Invatec; identifying potential acquisitions and introducing Management to representatives of such entities; attending meetings between Management and present or prospective dealers, manufacturers, customers and suppliers; assisting with employee relations and personnel decisions at Invatec; and such other acts which Consultant, with the prior approval of Management, may determine to pursue to further the business interests and enhance the reputation and goodwill of the Companies and Invatec. Invatec shall give reasonable notice to Consultant of the need for his services, and, in the event that travel is required in the performance of those services, such notice shall be in writing. Consultant shall serve as an independent contractor and not as an employee of Invatec, and therefore will not be eligible for or entitled to receive any benefits such as medical or life insurance, unemployment compensation or retirement benefits. In the performance of his duties hereunder Consultant shall obey all laws, governmental rules and regulations and the Companies' reasonable rules, regulations and special instructions applicable to him, and will be loyal and faithful to Invatec at all times, constantly endeavoring to increase the value of the Companies and the business to Invatec. Invatec agrees, however, that Consultant will not be required to engage in any activities that conflict with his fiduciary and other obligations to SPI and its affiliates and that, subject to compliance with Section 5 and 6, actions taken by him consistent with such obligations shall not be considered a breach of this Agreement.

    3. EXTENT OF SERVICE. The consulting services to be rendered by Consultant shall be initiated by Invatec and shall not, without his consent, exceed forty
(40) days per year in each of the two years of this Agreement, exclusive, however, of occasional and reasonably brief incidental telephone or in person consultation at Consultant's office at SPI or at the Companies' offices at 108 Commerce Boulevard, Lawrence, Pennsylvania ("incidental services"). When more than incidental services are rendered by Consultant at his office or at the Companies' Lawrence, Pennsylvania office, Consultant shall maintain time records, with each eight (8) hours of service constituting a day. When services are rendered at other locations, each day in which services are rendered (including travel time) shall be counted as a day or, if less than four hours are expended, as a half day. Throughout the term of this Agreement, Consultant shall be permitted to engage in any other business activity, except as restricted by the further provisions of this Agreement.

    4. COMPENSATION. Consultant has agreed to render the services and make the covenants described herein for the consideration hereinafter described. If Consultant is requested and consents to render more than forty (40) days of service in any year of this Agreement, he shall be compensated at the rate of One Thousand Five Hundred Dollars ($1,500) per day. In addition, Invatec agrees to reimburse Consultant for all out-of-pocket expenses reasonably incurred for travel, meals, entertainment and similar items in performing his duties authorized by Management hereunder, upon submission by him to Invatec within thirty (30) days of the expenditures, of an appropriate statement documenting such expenses together with appropriate supporting documentation as required by the Internal Revenue Code, as amended from time to time. Such expenses shall be customary and reasonable in accordance with the policies of Invatec, except that first class air travel shall be permissible for trips in excess of an hour and a half duration.

    5. CONFIDENTIAL INFORMATION. The Consultant acknowledges that in the course of his consulting for Invatec he will receive certain trade secrets and other confidential, nonpublic and/or proprietary information, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with governmental entities and other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Invatec (collectively the "Confidential Information"), and which has great value to Invatec and is a substantial basis and foundation upon which the business of Invatec is predicated. Consultant acknowledges that but for the consulting arrangement with Invatec he would not have access to such information. Consultant agrees that any and all Confidential Information which may be obtained by or disclosed to him during the term of this Agreement will be held inviolate by him, that he will conceal the same from any and all other persons, including but not limited to any Competing Business (as hereinafter defined), he will not use the Confidential Information in competing with any of the Companies or in any other manner to his benefit or to the detriment of the Companies or Invatec, and he will not impart the Confidential Information to anyone for a period of one year following the expiration of the term of this Agreement and all renewals thereof, but in no event for less than three years from the date hereof. This obligation shall not apply to Confidential Information which, at the time of disclosure, is in the public domain by virtue of publication or disclosure by third parties.

    6. COVENANT NOT TO COMPETE. The Consultant recognizes that Invatec, the Companies and subsidiaries of Invatec (for purposes of this Section 6 collectively referred to as "Invatec") have business good will and other legitimate business interests which must be protected in addition to the Confidential Information, and therefore, in exchange for the payment of One Hundred Twenty Thousand Dollars ($120,000) to Consultant, payable in equal monthly amounts in arrears over the two year term of this agreement, Consultant agrees that, for a period of one year following the expiration of the term of this Consulting Agreement but in no event for less than three years from the date hereof, Consultant will not, without the prior written consent of Invatec, directly or indirectly, engage in, continue in or carry on any Competing Business, including:

    (i) owning, controlling, participating in, joining, operating, or managing or being an employee, officer, director, partner, stockholder or other equity interest owner of any Competing Business; provided, however, that Consultant may own securities of corporations listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 1.0% of the outstanding shares of any such corporation;

    (ii) consulting with, advising or assisting in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which at the time of such consultation, advice or assistance is or to Consultant's knowledge proposes to become a Competing Business (other than one of the Permitted Businesses, as hereinafter defined), including advertising or otherwise endorsing the products or services of any such competitor;

    (iii) soliciting clients or customers of Invatec (or persons or entities from which Invatec has solicited orders for the sale of any business products or services within the twenty-four months immediately preceding such expiration date) for the purpose of selling products or services of a Competing Business or otherwise serving as an intermediary for any such Competing Business;

    (iv) loaning money or rendering any other form of financial assistance to any such Competing Business; or

    (v) inducing or attempting to induce any director, officer, employee, agent, customer, client, vendor, supplier, or lessor of any of the Companies to terminate such position or relationship with, or to take action adverse to, the Companies;

provided that any actions taken in furtherance of the interest of SPI or any of its affiliates to terminate or modify any relationship they or any of them may have with the Company or enforce any rights or otherwise act in their own best interest with respect thereto, shall not be deemed to violate the provisions of this clause. As used herein, "Competing Business" means a business that is engaged in the sale and/or repair of industrial valves and related services. Invatec consents, however, to Consultant's involvement with and participation in the businesses of SPI and the following affiliates of SPI as those businesses exist in the geographic trade areas on the date hereof: Equipment & Controls, Inc., Electronic Instruments & Controls, Inc., Advanced Integration Group, Inc., RTOLA, Inc., Lawrence-Angus Controls, Inc., the Process Protection Group, Inc. subsidiary Varco New York, Inc., and, if sales and/or service of safety relief valves are included in the Fisher-Rosemount representative contract after the date hereof, then the products and services included in the Fisher-Rosemount contract with SPI or its affiliates (collectively, the "Permitted Businesses").

    Invatec acknowledges that Consultant lacks complete control over the businesses of SPI and its affiliates, and that such businesses may, through acquisition or merger of existing vendor lines, or by a vendor's addition of products to its representative contracts or otherwise, extend into lines of business or geographic trade areas that would constitute a Competing Business in which Consultant's participation would be disallowed by this Agreement, but over which Consultant would not have control. Consultant covenants and agrees (i) not to use his position with SPI to promote or encourage (but in his capacity as an officer or director may approve) the development of the businesses of SPI or any of its affiliates into a Competing Business (other than one of the Permitted Businesses), whether by acquisition or merger of existing vendor lines or any other means, and (ii) that if the businesses of SPI or any of its affiliates develop, by a means other than acquisition or merger of existing vendor lines or a vendor's addition of products to its representative contracts, into lines of business or geographical trade areas that would constitute a Competing Business (other than one of the Permitted Businesses), Consultant will not participate on a day-to-day basis in such developed businesses.

    It is expressly understood and agreed that Invatec and the Consultant consider the restrictions contained in Section 5 and this Section 6 to be reasonable and necessary for the purposes of preserving and protecting the business and goodwill of the Companies and other legitimate business interests of the Companies and Invatec. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to the scope of activity to be restrained, geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court in the minimal amount necessary so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

    The parties acknowledge that the remedies at law for breach of Consultant's covenants contained in Section 5 and this Section 6 are inadequate, and they agree that Invatec shall be entitled, at its election, to injunctive relief (without the necessity of posting bond against such breach or attempted breach), and to specific performance of said covenants, in addition to any other remedies at law or equity that may be available to Invatec.

    7. BUSINESS OPPORTUNITIES. For the term of this Agreement, Consultant agrees that with respect to any future business opportunity or other proposal which is offered to or comes to the attention of Consultant and which is similar or complementary to the products or services provided by the Companies or Invatec, Invatec shall have the right to take advantage of such business opportunity or proposal for its own benefit. Consultant agrees to promptly deliver notice to Management in writing of the existence of such opportunity or proposal, and Consultant may take advantage of such opportunity only if Invatec notifies Consultant in writing that it does not elect to exercise its prior right and if the pursuit thereof does not otherwise violate any provision of this Agreement. Invatec agrees, however, that Consultant will not be required to notify Management of such business opportunity if it conflicts with his fiduciary and other obligations to SPI and its affiliates.

    8. ASSIGNABILITY. The obligations of Consultant hereunder are personal and may not be assigned or delegated by Consultant or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. Invatec shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary of Invatec, provided that Invatec shall remain liable for all amounts due Consultant hereunder. This Agreement shall be binding upon all successors and assigns.

    9. AMENDMENT AND WAIVER. This instrument contains the entire agreement of the parties and may not be changed orally but only by written documents signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

    10. NOTICE. Any notice required or permitted to be given hereunder shall be sent by certified or registered mail; in the case of Invatec, to its principal office address, and in the case of

Consultant, to Consultant's residence address as shown below or may be given by personal delivery thereof.

    11. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, but if any provision of this Agreement shall be invalid, unenforceable, to the extent permitted by law (a) the parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

    12. AUTHORITY TO CONTRACT. Invatec represents and warrants that it has full authority to enter into this Agreement and that this Agreement is not in conflict with any other Agreement to which Invatec is a party or by which it is bound. Upon the execution hereof by its duly authorized officer, this Agreement will be the binding obligation of Invatec enforceable against it in accordance with its terms. Consultant represents and warrants to Invatec that, except as disclosed to Invatec in writing, he is not a party to or bound by any employment agreement, order, decree or other document which would conflict with, render unenforceable or otherwise impair the benefits intended by, any provision of this Agreement.

    13. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

    14. ARBITRATION. Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein.

    (a) The arbitrator shall be elected as follows: in the event Invatec and the Consultant agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event Invatec and the Consultant do not so agree, Invatec and the Consultant shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the "Panel"). Invatec reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

    (b) Arbitration shall take place at Pittsburgh, Pennsylvania, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the Panel in secrecy, available for inspection only by Invatec or the Consultant and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof.

    (c) Reasonable notice of the time and place of arbitration shall be given to all parties and any interested persons as shall be required by law.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                                  INNOVATIVE VALVE TECHNOLOGIES,
                                                  INC.


                                                   By:_______________________
                                                   Name:____________________
                                                   Title:_____________________


                                                   CONSULTANT:


                                                   __________________________
                                                         J. John Canon

                                                Address:________________________

                                                         _______________________

                                    EXHIBIT C

                             GUARANTY OF PERFORMANCE

    THIS GUARANTY OF PERFORMANCE ("the Guaranty") is executed effective the ___ day of __________, 1997, by SYNERGISTIC PARTNERS, INC., a Pennsylvania corporation ("the Guarantor"), pursuant to the terms of that certain Stock Purchase Agreement (the "Agreement") entered into effective as of the ___ day of __________, 1997, by and among Innovative Valve Technologies, Inc., a Delaware corporation ("Purchaser"), Synergistic Enterprises, Inc., a Delaware corporation and a wholly-owned subsidiary of Guarantor ("Seller"), Industrial Controls & Equipment, Inc. ("ICE"), Valve Actuation & Repair Co.("VARCO"), Rickco Acquisition, Inc. ("BAS") (each of ICE, VARCO and BAS being a wholly-owned subsidiary of Seller, and therefore an indirectly wholly-owned subsidiary of Guarantor) BAS Technical Employment Placement Company ("BTEP") (BTEP being primarily owned by Seller, and therefore indirectly primarily owned by Guarantor), Thomas Santacroce and Guarantor. All defined terms contained herein shall have the meanings ascribed thereto in the Agreement.

                              W I T N E S S E T H:

    WHEREAS, pursuant to the terms of the Agreement, Purchaser has agreed to purchase from Seller, and Seller has agreed to sell to Purchaser, the outstanding capital stock of ICE, VARCO and BAS;

    WHEREAS, also pursuant to the terms of the Agreement, Purchaser has agreed to purchase from Seller and Mr. Santacroce, and Seller and Mr. Santacroce have agreed to sell to Purchaser, the outstanding capital stock of BTEP;

    WHEREAS, Guarantor acknowledges that it is receiving numerous and substantial benefits from the consummation of the transactions contemplated in the Agreement, and that it is willing to execute this Guaranty for and in consideration of such benefits, and in order to induce Purchaser to enter into the Agreement and consummate the transactions contemplated therein; and

    WHEREAS, Purchaser would not have executed and consummated the transactions described in the Agreement but for the agreement of Guarantor to execute and deliver to Purchaser this Guaranty;

    NOW, THEREFORE, for and in consideration of the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, and in order to induce Purchaser to enter into the Agreement and consummate the transactions contemplated therein, the Guarantor hereby covenants and agrees as follows:

    1. Guarantor hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment and performance by Seller of all of the obligations, duties, covenants, agreements and conditions provided in the Agreement to be paid or performed by Seller thereunder, including without limitation all indemnification obligations of Seller set forth in Article 7 of the Uniform Provisions.

    2. This Guaranty is unconditional and the liability of Guarantor shall be primary and absolute, in the same manner as if Guarantor were named in and had signed the Agreement individually as the Seller thereunder. Guarantor agrees that neither bankruptcy, insolvency, lack of capacity nor any other disability or impediment against enforcement of the liability of Seller shall in any manner impair or affect Guarantor's liabilities and obligations hereunder.

    3. It shall not be necessary or required in order to maintain and enforce Guarantor's liability hereunder that demand be made upon Seller or that action be commenced or prosecuted against Seller or that any effort be made to enforce the liability or responsibility of Seller for performance of Seller's obligations or duties under or in connection with the Agreement, and it shall not be required that Seller or any other party liable on the Agreement be joined in any action brought against Guarantor for enforcement of Guarantor's liability and responsibility under this Guaranty, or that judgment have theretofore been obtained against Seller or any other party liable therefor or in connection with any such claim.

    4. Guarantor agrees that no waiver by Purchaser or forbearance or delay by Purchaser in asserting or enforcing any rights or remedies of Purchaser or with respect to Seller or any other party who may be or become responsible for performance of any of Seller's obligations or duties shall in any wise affect, impair, or release Guarantor's liability hereunder.

    5. Guarantor expressly waives and agrees that no notice of default by Seller or other notice or demand need be given by Purchaser to Guarantor as a condition of maintaining or enforcing Guarantor's liabilities and obligations under this Guaranty. Likewise, Guarantor agrees that Purchaser's release or subordination of, or failure or delay to enforce or seek to realize upon, any security now or hereafter held or acquired by Purchaser for performance of any of the obligations or duties of the Seller under or in connection with the Agreement, or any other action which Purchaser may take or fail to take with respect to or against the Seller, shall not impair, affect, or release Guarantor's liability hereunder.

    6. In the event default is made in the prompt payment of amounts due, or performance of obligations due, under this Guaranty, and the same is placed in the hands of an attorney for collection or enforcement, or suit is brought on same, and the same is collected or enforced through any judicial proceeding whatsoever, then Guarantor agrees and promises to pay all of the attorneys' and collection fees, costs and expenses incurred by Purchaser in enforcing its rights hereunder.

    7. The obligations of Guarantor shall continue in full force and effect against Guarantor until all of the obligations guaranteed hereunder have been paid in full, and fully and finally performed. This Guaranty covers any and all of such obligations, whether presently outstanding or arising subsequent to the date hereof. This Guaranty is valid and binding upon and enforceable against Guarantor and the successors and assigns of Guarantor.

    8. All rights of Purchaser hereunder or otherwise arising under any documents executed in connection with or as security for the obligations guaranteed hereby, are separate and cumulative and may be pursued separately, successively, or concurrently.

    9. Notwithstanding any provision of this Guaranty to the contrary, the liability of Guarantor hereunder shall not exceed the liability which Guarantor would have under the Agreement if it had signed the Agreement as the Seller thereunder.

    10. This instrument may be amended or modified only by written instrument signed by Guarantor and Purchaser.

    11. This instrument sets forth the entire agreement and understanding between Guarantor and Purchaser with respect to the subject matter hereof, and may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which together shall constitute one and the same agreement.

    THE UNDERSIGNED ACKNOWLEDGES THAT THE EXECUTION OF THIS GUARANTY RESULTS IN LIABILITY ON THE PART OF THE UNDERSIGNED FOR THE REPAYMENT OF THE DEBTS AND THE PERFORMANCE OF THE OBLIGATIONS HEREIN DESCRIBED, AND COULD RESULT IN THE ATTACHMENT OF THE UNDERSIGNED'S ASSETS. THE UNDERSIGNED ACKNOWLEDGES HAVING RECEIVED THE ADVICE OF LEGAL COUNSEL PRIOR TO EXECUTION OF THIS DOCUMENT.

    IN WITNESS WHEREOF, the undersigned has executed this Guaranty of Performance effective as of ______________, 1997.


                                                SYNERGISTIC PARTNERS, INC.

                                                By:_____________________________
                                                Name:___________________________
                                                Title:__________________________

                                    EXHIBIT E

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") between INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), and THOMAS SANTACROCE ("Executive"), effective as of and contingent upon the closing of the initial public offering of Invatec (the "IPO"). Invatec and the Executive are hereinafter sometimes referred to collectively as the "Parties" and individually as a "Party."

                              W I T N E S S E T H:

        WHEREAS, Executive is an officer of Industrial Controls and Equipment, Inc. ("ICE") and a shareholder of BAS Technical Employment Placement Company ("BTEP")(ICE and BTEP, together with Valve Actuation & Repair Co., Inc. ("VARC"), and RICKCO Acquisition, Inc. ("BTS"), are hereinafter collectively referred to as the "Companies");

        WHEREAS, Executive has entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") providing for the sale of all of his interest in the outstanding stock in BTEP to Invatec;

        WHEREAS, as an essential condition to Invatec's obligations to enter into and pay the consideration provided for under the Stock Purchase Agreement, Invatec desires to employ Executive, and Executive has agreed to accept such employment, on the terms hereinafter set forth; and

        WHEREAS, in the course of such employment, Invatec will disclose to the Executive confidential and proprietary information regarding the business of Invatec, and the trade secrets and other confidential business or professional information relating thereto, and the Executive will be encouraged to expand his relationships with, among others, the clients, customers, subcontractors vendors, suppliers, employees and other agents of Invatec, and Executive and Invatec recognize and acknowledge (i) the detrimental effect on the business of Invatec and its legitimate business interests which would result if Executive were to disclose or use any of Invatec's trade secrets or confidential information other than in connection with the Executive's employment with Invatec, (ii) the detrimental effect on the business of Invatec and its legitimate business interests which would result if Executive were to enter into competition with Invatec within an unreasonably brief period of time after the termination of Executive's employment with Invatec, (iii) that the agreements and covenants in this Agreement are essential to protect the business and goodwill to be acquired by Invatec, and other legitimate business interests of Invatec, and (iv) that Invatec would not have entered into the Stock Purchase Agreement but for the covenants and agreements contained in this Agreement and the protection afforded to Invatec hereby;

        NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein and in the Stock Purchase Agreement, and as an inducement to Invatec to consummate the purchase of the Companies pursuant to the Stock Purchase Agreement, Invatec and Executive hereby agree as follows:

        i. EMPLOYMENT. Invatec hereby employs Executive, and Executive hereby accepts employment by Invatec, on the terms and conditions hereinafter set forth.

        ii. EXECUTIVE'S DUTIES. Executive will serve as President of each of the Companies which, upon consummation of the acquisitions pursuant to the Stock Purchase Agreement, will become subsidiaries of Invatec (the "Subsidiaries"). Executive's duties shall include those which are designated or assigned to him by the President of Invatec, provided those duties are of the type customarily discharged by a person holding the same or similar offices in a company similar in size and operation to the Subsidiaries. Executive shall devote his entire time, attention and energy to the business of Invatec and the Subsidiaries and shall diligently pursue their best interests. Nothing in this Section 2, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs not inconsistent with this Agreement.

        iii. TERM OF EMPLOYMENT. Subject to the provisions for termination hereof, the original term of this Agreement shall commence as of the date hereof and shall continue for a term of two years. Section 6(d), (g) - (i), and 7 through 12 of this Agreement shall survive termination of this Agreement for any reason whatsoever.

        iv. COMPENSATION. For all services rendered by Executive hereunder on behalf of Invatec, and the covenants and agreements of the Executive set forth herein, Invatec agrees to pay to Executive, and Executive agrees to accept, the following compensation:

               (a) salary in the aggregate amount of One Hundred Fifty-five Thousand Dollars ($155,000) per annum, payable in accordance with the standard payroll policies of Invatec;

               (b) for any year other than 1997, a bonus in the amount of $50,000 per year for any year in which the Companies' combined EBITDA (as defined in the Stock Purchase Agreement) equals or exceeds the amount of EBITDA set forth in the Business Plan for the Companies for that fiscal year, such bonus to be payable within 75 days after fiscal year end; for 1997, a bonus in the amount of $12,500, if the Companies' Combined EBITDA (as defined in the Stock Purchase Agreement) equals or exceeds the amount of EBITDA set forth in the Business Plan for the Companies for the last six (6) months of 1997. Except for 1997, any bonus covering a period of less than twelve months shall be computed based on the pro rata portion of the year represented by that period, and shall be payable within 50 days after the end of such period. The bonus described in this subsection (b) shall be in lieu of an annual incentive award payable in accordance with the Annual Incentive Plan of Invatec to be established by the Compensation Committee of the Board of Directors, or other plan that may be substituted for that plan;

        (c) an incentive stock option to purchase 20,000 shares of Invatec's common stock (i) at the price at which shares are offered to the public in the IPO, (ii) 25% of which shall be exercisable at the closing of the IPO, with the remainder exercisable in three equal annual installments on each anniversary of the closing of the IPO, (iii) which option will expire seven years from the closing of the IPO, and (iv) which will otherwise be subject to the terms and conditions of the Company's 1997 Incentive Plan; and

               (d) prompt reimbursement of all reasonable expenses incurred by him in the performance of his duties during the term of this Agreement, subject to the presenting of appropriate vouchers and receipts in accordance with Invatec's policies.

        v. ADDITIONAL BENEFITS; RELOCATION Executive shall be entitled to participate in or receive benefits under all benefit plans or programs, including life insurance, generally available to executives of Invatec to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Specifically, Executive shall receive an automobile expense allowance equal to $800 per month; $3,000 per year for the payment of country club dues, but payable in equal monthly payments; and three weeks of vacation per year and one additional day of vacation per year for each year in which the Executive is employed by Invatec. Invatec shall not require Executive to relocate more than 50 miles from Pittsburgh, Pennsylvania without his consent.

        6. COVENANTS OF EXECUTIVE. For and in consideration of the employment herein contemplated and the consideration paid or promised to be paid by Invatec, Executive does hereby covenant, agree and promise that during the term hereof, and thereafter to the extent specifically provided in Section 10 of this
Agreement:

                (a) Executive will not actively engage, directly or indirectly, in any other business except at the direction or approval of Invatec;

               (b) Executive will not engage, directly or indirectly, in the ownership, management, operation or control of, or employment by, any business of the type and character engaged in by Invatec. Notwithstanding the foregoing, Executive may make or maintain an investment not to exceed one percent of the capital stock of any publicly traded company;

               (c) Executive will truthfully and accurately make, maintain and preserve all records and reports that Invatec may from time to time request or require;

               (d) Executive will fully account for all money, records, goods, wares and merchandise or other property belonging to Invatec of which Executive has custody, and will pay over and deliver same promptly whenever and however he may be reasonably directed to do so;

               (e) Executive will obey all rules, regulations and special instructions applicable to him, and will be loyal and faithful to Invatec at all times, constantly endeavoring to improve his ability and knowledge of the business in an effort to increase the value of his services to the mutual benefit of the Parties;

               (f) Executive will make available to Invatec any and all of the information of which he has knowledge relating to the business of Invatec, and will make all suggestions and recommendations which he feels will be of benefit to Invatec;

               (g) Executive recognizes that during the course of his employment, Executive has and will have access to, and that there has been and will be disclosed to him, information of a proprietary nature owned by Invatec, including but not limited to records, customer and supplier lists and information, pricing information, data, formulae, design information and specifications, inventions, processes and methods, which is of a confidential or trade secret nature, and which has great value to Invatec and is a substantial basis and foundation upon which Invatec's business is predicated. Executive acknowledges that except for his employment and the fulfillment of the duties assigned to him, he would not have access to such information, and Executive agrees that any and all confidential knowledge or information which may be obtained by or disclosed to him in the course of his employment, including but not limited to the information hereinabove set forth (collectively, the "Information"), will be held inviolate by him, that he will conceal the same from any and all other persons, including but not limited to competitors of Invatec, and that he will not impart the Information or any such knowledge acquired by him as an officer, director or employee of Invatec to anyone, either during his employment by Invatec or thereafter. Executive further agrees that during the term of this Agreement and thereafter, he will not use the Information in competing with Invatec, or in any other manner to his benefit or to the detriment of Invatec;

               (h) Executive agrees that upon termination of his employment hereunder he will immediately surrender and turn over to Invatec all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of Invatec and all other property belonging to Invatec, together with all copies of the foregoing, it being understood and agreed that the same are the sole property of Invatec; and

               (i) Executive agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions and other things of value (hereinafter collectively referred to as "intangible rights"), whether patentable or not, which are conceived, made, invented or suggested either by him alone or in collaboration with others during the term of his employment, and whether or not during regular working hours, shall be promptly disclosed in writing to Invatec and shall be the sole and exclusive property of Invatec. Executive hereby assigns all of his right, title and interest in and to all such intangible rights to Invatec, and its successors or assigns. In the event that any of said intangible rights shall be deemed by Invatec to be patentable or otherwise registerable under any federal, state or foreign law, Executive further agrees that at the expense of Invatec, he will execute all documents and do all things necessary, advisable or proper to obtain patents therefor or registration thereof, and to vest in Invatec full title thereto.

        7. TERMINATION OF EMPLOYMENT FOR CAUSE. Invatec may terminate the employment of Executive if the President and Chief Executive Officer determines, in his reasonable discretion, that the Executive has:

               (a) materially breached or habitually neglected the duties which he was required to perform under any provision of this Agreement after notice and a reasonable opportunity to cure such breach or neglect;

               (b) misappropriated funds or property of Invatec or otherwise engaged in acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, even if not in connection with the performance of his duties hereunder, which would result in serious prejudice to the interests of Invatec if he were retained as an employee;

               (c) secured any personal profit not thoroughly disclosed to and approved by Invatec in connection with any transaction entered into on behalf of or with Invatec or any affiliate of Invatec; or

               (d) died, or become and remained incapacitated (either physically, mentally or otherwise) for a period of ninety consecutive days.

In the event of termination of his employment for cause, Executive shall be entitled to receive his salary due or accrued on a pro rata basis to the date of termination, any bonus earned for fiscal periods ending before his termination date but unpaid, and reimbursement of expenses properly incurred but not yet reimbursed.

        8. TERMINATION WITHOUT CAUSE. Invatec may terminate the employment of Executive with fourteen days' written notice for any reason other than those enumerated in Section 7 hereof, in which event such termination shall be deemed a termination without cause. In the event of a termination without cause, Invatec shall, in exchange for a general release by the Executive of claims in form and content acceptable to Invatec, make a lump sum cash payment to Executive in an amount equal to the salary of Executive for six months, which payment shall constitute the full and total amount of compensation that Executive shall be entitled to receive. In the event that Executive contests his termination by filing or threatening to file a lawsuit or pursuing any other remedy or proceeding against Invatec or any of its officers, directors, shareholders, employees, agents or affiliates, Executive shall forfeit his right to such payment, and shall immediately return to Invatec all or any portion of such payment made to him. Upon the full return of such payment, the general release of Executive shall, at the option of Executive, be null and void.

        9. TERMINATION OF EMPLOYMENT BY EXECUTIVE. In the event Invatec materially breaches this Agreement and fails to cure within 15 days after receiving the Executive's notice of Invatec's breach or assigns Executive without his consent to a position of materially lesser status or degree of responsibility than is provided for herein, then Executive may terminate this agreement and receive, on the date of termination, the same payment as that provided under Section 8 above. The Executive may also terminate this Agreement for any other reason upon thirty days' prior written notice to Invatec, in which event Invatec shall be relieved of all of its obligations under this Agreement, except that Invatec shall pay to the Executive his standard compensation through the date upon which the thirty day severance period ends. The Executive agrees, in the event of termination pursuant to this Section 9, and if so requested by Invatec, to assist Invatec in training Executive's replacement during the thirty day severance period.

        10. COVENANT NOT TO COMPETE. The Executive recognizes that Invatec and the Companies and subsidiaries of Invatec (for purposes of this Section 10 collectively referred to as "Invatec") have business good will and other legitimate business interests which must be protected in connection with and in addition to the Information. In consideration for access to the Information, the acquisition by Invatec of the Companies and the performance of its covenants under the Stock Purchase Agreement, the specialized training and instruction which Invatec will provide, Invatec's agreement to employ the Executive on the terms and conditions set forth herein, and the promotion and advertisement by Invatec of Executive's skill, ability and value in Invatec's business, the Executive agrees that, upon the receipt of notice from Invatec of the exercise of its option to enforce this Section 10 covenant and agreement to pay to the Executive Sixty-five Thousand Dollars ($65,000.00), in equal monthly amounts in arrears over the eighteen month term of this covenant, the Executive will not, during the term ending eighteen (18) months after the date Executive's employment is terminated, without the prior written consent of Invatec, engage, directly or indirectly, in any business that is engaged in the sale and/or repair of industrial valves and related services within a 100 mile radius of any office in which Invatec does business (determined as of such termination). Invatec's notice of the exercise of its option to enforce this Section 10 covenant and agreement to pay Executive the amount specified above shall be given no less than thirty (30) days after the effective date of termination of Executive's employment.

        It is mutually understood and agreed that if any of the provisions relating to the scope, time or territory in this Section 10 are more extensive than is enforceable under applicable laws or are broader than necessary to protect the good will and legitimate business interests of Invatec, then the Parties agree that they will reduce the degree and extent of such provisions by whatever minimal amount is necessary to bring such provisions within the ambit of enforceability under applicable law.

        The Parties acknowledge that the remedies at law for breach of Executive's covenants contained in Sections 6 and 12 of the Agreement are inadequate, and they agree that Invatec shall be entitled, at its election, to injunctive relief (without the necessity of posting bond against such breach or attempted breach), and to specific performance of said covenants in addition to any other remedies at law or equity that may be available to Invatec.

        11. BUSINESS OPPORTUNITIES. For as long as the Executive shall be employed by Invatec and thereafter with respect to any business opportunities learned about during the time of Executive's employment by Invatec, the Executive agrees that with respect to any future business opportunity or other new and future business proposal which is offered to, or comes to the attention of, the Executive and which is in any way related to or connected with, the business of Invatec or its affiliates, Invatec shall have the right to take advantage of such business opportunity or other business proposal for its own benefit. The Executive agrees to promptly deliver notice to the Chief Executive Officer or Chairman of the Board of Directors in writing of the existence of such opportunity or proposal, and the Executive may take advantage of such opportunity only if Invatec does not elect to exercise its right to take advantage of such opportunity and if the pursuit thereof would not otherwise violate any provision of this Agreement.

        12. RIGHT OF OFFSET. To the extent permitted by applicable law, all amounts due and owing to Executive hereunder shall be subject to offset by Invatec to the extent of any damages incurred by Executive's breach of this Agreement. Executive acknowledges and agrees that but for the right of offset contained in this Agreement, Invatec would not have hired Executive nor entered into this Employment Agreement.

        13. ASSIGNABILITY. The obligations of Executive hereunder are personal and may not be assigned or delegated by Executive or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. Invatec shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary of Invatec. This Agreement shall be binding upon all successors and assigns.

        14. AMENDMENT AND WAIVER. This instrument and the Stock Purchase Agreement contain the entire agreement of the Parties and supersede and replace any prior employment agreements between Invatec or any affiliate and Executive, which prior employment agreements (if any) are hereby terminated, effective as of the commencement date of this Agreement, by mutual agreement of the Parties. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought; however, the amount of compensation to be paid to Executive for services to be performed for Invatec hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing or affecting this Agreement or the performance by Executive of any of the duties of his employment with Invatec. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

        15. NOTICE. Any notice required or permitted to be given hereunder shall be sent by certified or registered mail; in the case of Invatec, to its principal office address, and in the case of

Executive, to Executive's residence address as shown on the records of Invatec, or may be given by personal delivery thereof.

        16. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

        17. FORCE MAJEURE. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics, quarantine restrictions; strike or freight embargoes. Notwithstanding the foregoing provisions of this Section 17, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

        18. AUTHORITY TO CONTRACT. Invatec warrants and represents that it has full authority to enter into this Agreement and to consummate the transactions contemplated hereby and that this Agreement is not in conflict with any other agreement to which Invatec is a party or by which it may be bound. Invatec hereto further warrants and represents that the individuals executing this Agreement on behalf of Invatec have the full power and authority to bind Invatec to the terms hereof and have been authorized to do so in accordance with Invatec's corporate organization.

        19. ARBITRATION. Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein.

               (a) The arbitrator shall be elected as follows: in the event Invatec and the Executive agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event Invatec and the Executive do not so agree, Invatec and the Executive shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the "Panel"). Invatec reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

               (b) Arbitration shall take place at Pittsburgh, Pennsylvania or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by Invatec or the Executive and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof.

               (c) Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law.

        20. GOVERNING LAW. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the Commonwealth of Pennsylvania.

        21. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

        22. PRIOR EMPLOYMENT AGREEMENTS. The Executive represents and warrants to Invatec that he has fulfilled all of the terms and conditions of all prior employment agreements to which he may be or have been a party, and at the time of execution of this Agreement is not a party to any other employment agreement except as disclosed in the Stock Purchase Agreement.

        EXECUTED as of the day and year first above set forth.


                                            INVATEC:

                                            INNOVATIVE VALVE TECHNOLOGIES, INC.

                                            By:_________________________________

                                            Name:_______________________________

                                            Title:______________________________

                                            EXECUTIVE:


                                            ____________________________________
                                            THOMAS SANTACROCE